Exhibit 10.5
Sysco Protective Covenants Agreement

This Sysco Protective Covenants Agreement (“Agreement”) is between the acknowledging Associate (“Associate”) and Sysco Corporation, collectively referred to as the “parties.”

WHEREAS, Associate is or will be employed in a position of special trust and confidence with Sysco Corporation or any affiliate or subsidiary of Sysco Corporation (collectively referred to herein as “Company”), and as a condition of acceptance of the benefits described in Section 1.1 below, the parties seek to protect Company’s Confidential Information (as defined below), inventions and discoveries, specialized training, and its customer relationships and other goodwill; the parties agree as follows:

SECTION 1. Benefits and Responsibilities of Employment.

    1.1    Position of Trust. By entering into this Agreement and accepting the equity award provided by Company, Associate agrees and acknowledges that Company has granted the equity award(s) to Associate to secure Associate’s commitment to advance and promote the business interests and objectives of Company. Associate further agrees and acknowledges that, in Associate’s role as a key member of the executive and/or management team of Company, Associate has been entrusted with, and will continue to be entrusted with, Company’s Confidential Information, goodwill of customers and vendors, and relationships with other employees of Company; and that Associate’s use of such Confidential Information, customer and vendor goodwill, or employee relationships to directly or indirectly compete against Company would cause Company to suffer immediate and irreparable injury for which monetary damages would not be sufficient to make Company whole. Company agrees to provide Associate these items in exchange for and in reliance upon Associate’s promise to abide by the restrictions in this Agreement.
    1.2    Duty of Loyalty and Conflicts of Interest. During employment, Associate will dedicate all of Associate’s working time to Company and use best efforts to perform the duties assigned, remain loyal, comply with Company policies and procedures, and avoid conflicts of interest. It shall be considered a conflict of interest for Associate to knowingly assist or take steps to form or further a competing business enterprise while employed with Company, and Associate agrees to not engage in such conduct. Associate will promptly inform Company of any business opportunities related to Company’s lines of business that Associate becomes aware of during employment, and any such opportunities shall be considered the intellectual property of Company whether pursued by Company or not. Nothing in this Agreement shall eliminate, reduce, or otherwise remove any legal duties or obligations that Associate otherwise owes to Company through common law or statute.

SECTION 2. Confidentiality and Business Interests.

    2.1     Definition of Confidential Information. “Confidential Information” refers to an item of information, or a compilation of information, in any form (tangible or intangible), related to Company’s business that Company has not made public or authorized public disclosure of, and that is not generally known to the public or to other persons who might obtain value or competitive advantage from its disclosure or use. Confidential Information will not lose its protected status under this Agreement if it becomes generally known to the public or to other persons through improper means such as the unauthorized use or disclosure of the information by Associate or another person. Confidential Information includes, but is not limited to: (a) Company’s business plans and analysis, customer and prospect lists, customer documents and information

(including contact information, preferences, margins, order guides, and order histories) internal reports, internal business-related communications, marketing plans and strategies, research and development data, buying practices, human resources information and personnel files, financial data, operational analysis data, methods, techniques, technical or nontechnical data, know-how, innovations, computer programs or code, formulae, patterns, compilations, devices, drawings, processes, financial plans, product plans, supplier lists and records, charts, statistics, specifications, evaluations, business development guidelines, management tools and problem-solving techniques, un-patented inventions, and trade secrets; and (b) information about the business affairs of third parties (including, but not limited to, clients and acquisition targets) that such third parties provide to Company in confidence. Confidential Information includes trade secrets, but an item of Confidential Information need not qualify as a trade secret to be protected by this Agreement Company’s confidential exchange of information with a third party will not remove it from protection under this Agreement. Associate acknowledges that items of Confidential Information are Company’s valuable assets and have economic value, actual or potential, because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of Company, and thus, should be treated as Company’s trade secrets. Associate acknowledges and agrees that Company owns the Confidential Information. Confidential Information does not include information lawfully acquired by a non-management employee about wages, hours or other terms and conditions of non-management employees if used by them for purposes protected by Section 7 of the National Labor Relations Act (the NLRA) such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for their mutual aid or protection. Confidential information also includes all such information described in this Section that relates to the business of any parent, affiliate, or subsidiary of Company.

2.2    Unauthorized Use or Disclosure. Associate agrees to not engage in any unauthorized use or disclosure of Confidential Information (as defined above), or knowingly use Confidential Information to harm or compromise the interests of Company. The foregoing restriction will apply throughout Associate’s employment and thereafter for so long as the information at issue continues to qualify as Confidential Information as defined above. Associate understands this means Associate may not use or disclose Confidential Information in any manner that is not within the course and scope of employment with Company and undertaken for the benefit of Company; provided, however, that nothing herein is intended to prohibit a disclosure that is compelled by law (such as by a court order or valid subpoena). Except as otherwise provided by Section 2.4 of this Agreement, if Associate believes a disclosure of Confidential Information is compelled by law, Associate will give Company as much written notice as possible under the circumstances, will refrain from use or disclosure for as long as the law allows, and will cooperate with Company to protect such information, including taking every reasonable step to protect against unnecessary disclosure. However, nothing in this Agreement, including the foregoing, prevents Associate from communicating with the EEOC, the SEC, the DOL, or any other governmental authority, making a report in good faith and with a reasonable belief of any violations of law or regulation to a governmental authority, or cooperating with or participating in a legal proceeding relating to such violations.

2.3    Associate Recordkeeping, Computer Use, and Mobile Devices. (a) Associate agrees to use the authorizations, Confidential Information, and other benefits of Associate’s employment to further the business interests of Company. Associate agrees to preserve and not destroy records on current and prospective Company customers, suppliers, and other business relationships that Associate develops or helps to develop, and not use these records in any way, directly or indirectly, to harm Company’s business. Associate shall not at any time remove, copy, download, or transmit any information from the Company, except for the benefit of the Company and in accordance with this Agreement and the Company’s policies. When Associate’s employment with Company terminates, or earlier if so requested, Associate will return to Company all documents, records, and materials of any kind in Associate’s possession or under Associate’s control, incorporating Confidential Information or otherwise, relating to Company’s business, and any copies thereof (electronic or otherwise), other than documents regarding Associate’s individual compensation, such as pay stubs and benefit plan booklets. Associate agrees that the obligation to return property extends to all Company information and property, not just Confidential Information. (b) Associate agrees not to use Company’s computers, servers, email systems, mobile devices, or other electronic communication or storage devices for personal gain, to compete or prepare to compete, or to otherwise knowingly compromise a business interest of Company; any activity in violation of this provision shall be considered unauthorized use harmful to Company’s business systems. (c) Upon request, Associate will provide for inspection any personal electronic storage devices that Company believes may contain Confidential Information, in a state that makes inspection possible, to permit Company to confirm that Associate has completely removed all Confidential Information from the devices. If Associate stores any Company information with a third-party service provider (such as Yahoo, Google Docs, DropBox or iCloud), Associate consents to the service provider’s disclosure of such information to Company. Where allowed by law, Associate will execute any additional authorizations required by the service provider to disclose Company’s information to Company.

2.4    Protected Activities. Nothing in this Section 2, or in this Agreement generally, is intended to, or shall be construed to prohibit any use or disclosure of information that is protected by law, to prohibit a disclosure compelled by law, to prohibit lawful testimony, to interfere with law enforcement by a duly authorized law enforcement agency, or to prohibit the reporting of an illegal act to any duly authorized law enforcement agency. Nothing herein shall be construed to prohibit a non-managerial Associate covered by the National Labor Relations Act (the “Act”) from exercising Associate’s rights under Section 7 of the Act, by for example, communicating with fellow Associates or union representatives about Terms and Conditions Information. “Terms and Conditions Information” refers to information concerning the wages, hours and terms and conditions of employment, or similar matters that are the subject of a labor dispute covered by the Act.

For the sake of clarity, and not limitation, Associate’s obligations relating to Confidential Information shall not preclude or prevent Associate from making disclosures that are protected by law, including, but not limited to, any disclosures relating to conduct that Associate reasonably believe to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.

In addition, Associate shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, in the event that Associate files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Associate may disclose the trade secret to Associate’s attorney and use the trade secret in the court proceeding, if Associate: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

SECTION 3. Protective Covenants. Associate understands and acknowledges the scope of Associate’s duties and responsibilities for the Company and agrees that this Agreement contains reasonable restrictions necessary to protect the Company’s

Confidential Information, trade secrets, and other legitimate business interests. Associate further acknowledges the Company is engaged in a specialized business involving highly sensitive information, and due to Associate’s employment with the Company, Associate will have access to and be aware of Company Confidential Information including but not limited to significant sales activity and prospective sales activity, pricing strategies, and internal Company processes, pricing and/or customer information within the Company and other Confidential Information with respect to the Company’s business and operations, which information is a valuable asset of the Company, the disclosure of which would cause the Company material and irreparable harm. Associate agrees that the following covenants are (i) ancillary to the other enforceable agreements contained in the Agreement, (ii) supported by good and valuable consideration, including but not limited to the consideration identified in Section 1.1 of the Agreement, which Associate would not be entitled to receive unless Associate agreed to these covenants; (iii) necessary to protect the Company’s Confidential Information, and (iv) reasonable and necessary to protect Company’s legitimate business interests.

3.1.    Definitions Related to Protective Covenants.

(a)    “Covered Customer” is a Company customer (person or entity) that in the two (2) year period preceding the end of Associate’s employment with Company or such shorter period as the Associate may have been employed (the “Look Back Period”): (i) had business-related contact or dealings with Associate, (ii) was serviced or sold to by another Company associate whom Associate directly or indirectly supervised, (iii) was provided with a bid, proposal, pricing, margins, or other terms that Associate participated in determining or developing, or (iv) Associate learned Confidential Information about. A customer is understood to include a person or entity with whom Company is doing business, negotiating to do business, or actively pursuing a business relationship.

(b)    “Conflicting Product or Service” is a product and/or service that would displace or compete with any product or service of Company that Associate was involved in or was provided Confidential Information about during the Look Back Period. This includes, without limitation, products and services under development by Company during the Look Back Period. Examples of conflicting products or services include, without limitation, the negotiation of purchase agreements of, and the manufacturing, procurement, distribution and/or sale of food or related nonfood products (including, without limitation, paper products, such as disposable napkins, plates and cups, tableware, such as china and silverware, restaurant and kitchen equipment and supplies, medical and surgical supplies, cleaning supplies, and personal care guest amenities, housekeeping supplies, room accessories and hotel and motel textiles) distributed by Company and/or its affiliated operating companies to restaurants, healthcare and educational facilities, lodging establishments or other similar customers of Company.

(c)    “Competitor” means any person or entity, or division or subsidiary of an entity, that engages, directly or indirectly, in a line of business that involves providing a Conflicting Product or Service to customers or prospective customers of Company, including but not limited to group purchasing organizations.

3.2    Restriction on Interfering with Employee Relationships. Associate agrees that during Associate’s employment with Company and for a period of two years following the end of Associate's employment with Company, Associate will not knowingly: solicit, induce or encourage an employee of Company to leave Company (regardless of who first initiates the communication); help identify or evaluate Company employees for recruitment away from Company; or help any person or entity hire an employee away from Company. Nothing herein is intended to prohibit generalized solicitation activity via public media (such as the publication of want ads) that are not targeted at Company’s employees.

3.3    Restriction on Interfering with Customer Relationships. Associate agrees that during Associate’s employment with Company and for a period of two years following the end of Associate's employment with Company, Associate will not, directly or indirectly, personally or through others, solicit or communicate (regardless of who initiates the communication) with a Covered Customer to induce or encourage the Covered Customer to: stop or reduce doing business with Company; or, to buy a Conflicting Product or Service from or otherwise refer a Covered Customer to a Competitor. The parties agree this restriction applies to prohibit Associate from switching or swapping sales, solicitation, or service responsibility for a Covered Customer with any individual who is employed by or otherwise providing services to a Competitor (including “account swapping”). The parties further agree this restriction is inherently reasonable in its geography because it is limited to the places or locations where the Covered Customer is doing business at the time. In the unlikely event that an additional geographic restriction is required by applicable law in order for this restriction to be enforceable, then this restriction shall be considered applicable to the Restricted Area (defined below).

3.4    Restriction on Unfair Competition. Associate agrees that during Associate’s employment with Company and for a period of two years following the end of Associate's employment with Company, Associate will not: accept a job or role that involves, participate in, provide, supervise, or manage (as an employee, consultant, contractor, officer, owner, director, or otherwise) any activities or services for a Competitor in the Restricted Area (defined below) that are the same as, or similar in function or purpose to, those Associate performed, supervised, participated in, or learned Confidential Information about during the Look Back Period on behalf of Company. “Restricted Area” means the following geographic territory: (i) any state within the United States and/or any province within Canada where Associate has engaged in material business activities for Company in person, by phone or other remote means, or through correspondence during the Look Back Period; (ii) all states, provinces, counties, boroughs, or parishes included within any geographical region or market that Associate directly or indirectly serviced or managed on behalf of Company during the Look Back Period;(iii) any state, county, borough, parish or other geographic region as to which Associate had access to Confidential Information during the Look Back Period; and (iv) any state, county, borough, parish or other geographic region in which the Associate’s Business Unit conducted business during the Look Back Period. “Business Unit” means the business segment which Company was a part of during the Look Back Period (whether U.S. and Canada Foodservice Operations, International Foodservice Operations, SYGMA, FreshPoint, Specialty Meat and Seafood, Guest Worldwide, Greco & Sons and/or the Global Support Center). Associate acknowledges that this definition of Restricted Area is reasonable and necessary because Associate has been and will continue to be exposed to Confidential Information, and supplier and/or customer relationships within the geographic territories where Associate has engaged in business on behalf of Company and/or directly or indirectly managed on behalf of Company. This Paragraph is not intended to prohibit: (i) activities on behalf of an independently operated subsidiary, division, or unit of a diversified corporation or similar business that has common ownership with a Competitor so long as the business of the independently operated business unit does not involve a Conflicting Product or Service; or, (ii) a passive and non-controlling ownership interest in a Competitor through ownership of less than 2% of the stock in a publicly traded company.

3.5    Clarification of Restrictions.     In the event that the meaning of a material portion of a post-employment restriction applicable to Associate is not clear to Associate at the time Associate’s employment with Company ends (such as the boundaries for applicable geographic area, scope of activity, or applicable time frame), Associate will contact a duly authorized representative of the Human Resources Department or Legal Department of Company in writing in order to get a clarification of the restriction prior to engaging in any activity that could reasonably be anticipated to fall within the restriction. Associate agrees that the failure to seek such a clarification waives Associate’s right to later claim confusion over the scope or application of a restriction.

3.6    Survival of Restrictions. (a) Before accepting new employment, Associate will advise the prospective future employer of the restrictions in this Agreement. Associate agrees that Company may advise a future employer or prospective employer of this Agreement and Company’s position on the potential application of this Agreement to Associate and Associate agrees that Associate will not assert that Company’s doing so constitutes actionable interference, defamation, or other actionable conduct (b) The Agreement’s post-employment obligations will survive the termination of Associate's employment with Company, regardless of the cause of the termination, and shall, likewise, continue to apply and be valid notwithstanding any change in Associate’s duties, compensation, responsibilities, position or title and/or the assignment of this Agreement by Company to any successor in interest or other assignee. (c) If Associate violates one of the post-employment restrictions in this Agreement on which there is a specific time limitation, the time period for that restriction will be extended by one day for each day Associate violates it, up to a maximum extension of time that equals the originally proscribed period of time, so as to give Company the full benefit of the bargained-for length of forbearance and no more. (d) If a court finds any of the Agreement’s restrictions unenforceable as written, it is the intention of the parties that the Court revise or reduce the restriction (for the jurisdiction covered by that court only) so as to make it enforceable to protect Company’s interests to the maximum extent legally allowed within that jurisdiction. (e) If Associate becomes employed with or provides services or assistance to a parent or affiliate entity of Company without signing a new agreement, the parent or affiliate will be considered a third party beneficiary of this Agreement and shall be entitled to the same protections and enforcement rights as Company under this Agreement.

3.7    Louisiana Associates. To the extent Associate works for the Company in the State of Louisiana (or last worked for the Company in the State of Louisiana, if Associate is no longer employed by the Company) at the relevant time of enforcement, Associate agrees that the geographic scope of the restrictions included in Section 3 of this Agreement includes the following parishes: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, La Salle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John The Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, and Winn. The foregoing shall in no way limit the geographic scope of Associate’s restrictions outside the State of Louisiana.

3.8    Oklahoma Associates. To the extent Associate works for the Company in the State of Oklahoma (or last worked for the Company in the State of Oklahoma, if Associate is no longer employed by the Company) at the relevant time of enforcement, Associate agrees that (a) the restrictions included in Sections 3.3 of this Agreement are limited to direct solicitations of Covered Customers, (b) that the definition of a “Covered Customer” is limited to established customers of the Company, and (c) that the restrictions in Section 3.4 do not apply to Associate to the extent Associate works in the State of Oklahoma.

3.9    California Associates. This Section 3 and Sections 5(e), 5(f), and 5(g) do not apply to Associate to the extent Associate works for the Company in the State of California (or last worked for the Company in the State of California, if Associate is no longer employed by the Company) at the relevant time of enforcement.

3.10    Illinois Associates. To the extent Associate works for the Company in the State of Illinois (or last worked for the Company in the State of Illinois, if Associate is no longer employed by the Company) at the relevant time of enforcement, Associate acknowledges and represents that the Company has provided Associate a copy of this Agreement at least fourteen (14) calendar days prior to Associate’s start of employment with the Company, or at least fourteen (14) calendar days to review the Agreement. Associate acknowledges they may sign the Agreement prior to the expiration of those fourteen (14) days, and in so doing, Associate represents that they do so voluntarily. The Company advises Associate to consult with an attorney before entering into this Agreement.

3.11    Washington Associates. To the extent Associate works for the Company in the State of Washington (or last worked for the Company in the State of Washington, if Associate is no longer employed by the Company) at the relevant time of enforcement, Associate agrees that notwithstanding the provisions set forth elsewhere in this Agreement:

(a)    To the extent Associate makes $107,301.04 or less per year in earnings from the Company:

(1)    the obligations and restrictions set forth in Sections 1.2, 3.2, 3.3, and 3.4 of this Agreement that apply during Associate’s employment shall only apply to Associate to the extent such obligations and restrictions are commensurate and coextensive with Associate’s duty of loyalty, duty to avoid conflicts of interest, and statutory duties.

(2)    that aside from: (A) the post-employment restriction prohibiting Associate from directly or indirectly soliciting any customer of the Company to cease or reduce the extent to which it is doing business with the Company, and (B) the post-employment restriction prohibiting Associate from directly or indirectly soliciting the Company’s employees to terminate their relationship with the Company (collectively, the “Non-Solicitation Covenants”), which restrictions remain in full force and effect and are unaffected by this paragraph; the remainder of the post-employment restrictions set forth in Sections 3.2, 3.3, and 3.4 of this Agreement (collectively, the “Non-Competition Covenants”) shall not apply to Associate. For purposes of construing the Non-Solicitation Covenants, the term “Company” shall have the same meaning as the term “employer” in RCW 49.62.010(5) and the term “customer” shall have the same meaning as the term “customer” in RCW 49.62.010(5).

(b)    That even if Associate makes more than $107,301.04 per year in earnings from the Company, and aside from the Non-Solicitation Covenants, which are unaffected by this paragraph, the post-employment provisions of the Non-Competition Covenants shall (1) only apply for 18 months after Associate’s employment with Company ends, and (2) not apply to Associate following Associate’s separation from the Company if Associate is terminated by the Company as the result of a layoff, unless the Company, at its sole option, pays Associate compensation equivalent to Associate’s base salary at the time of termination for the post-employment restricted period, less any compensation earned by Associate through subsequent employment during that period.

(c)    Nothing in this Agreement is intended to or shall impair any rights Associate has under Chapter 49.62. RCW.

(d)    The $107,301.04 figure referenced throughout this Section is calculated as of the earlier of the date of the Company’s enforcement of any restrictive provisions or the date of Associate’s separation from employment with the Company. In addition, this $107,301.04 figure is current through December 31, 2022, but is subject to annual adjustment for inflation as specified in RCW 49.62.040 (or any successor statute).

(e)    To the extent Associate was already employed by the Company at the time Associate entered into this Agreement, Associate was provided independent consideration to enter into this Agreement.

(f)    Sections 5(e), 5(f), and 5(g) do not apply to the enforcement of Section 3.4 of this Agreement.

3.12. Oregon Associates. To the extent Associate works for the Company in the State of Oregon (or last worked for the Company in the State of Oregon, if Associate is no longer employed by the Company) at the relevant time of enforcement, Associate agrees that Associate will forfeit any amount of any equity award that has not yet vested as of the first date of violation if Associate violates any of Section 3.2, 3.3, or 3.4 of this Agreement, and that, except for purposes of such forfeiture, (a) the term “Company” for purposes of Sections 3.2 and 3.3 of this Agreement is limited to the Company-affiliated entity that employs Associate or last employed Associate, (b) the term “Covered Customer” for purposes of Section 3.3 is limited to established customers of the Company, (c) the post-employment restrictions set forth in Section 3.4 of this Agreement only apply for 12 months after Associate’s employment with the Company ends, and (d) the post-employment restrictions set forth in Section 3.4 of this Agreement only apply to an Associate who (i) receives a written employment offer at least two weeks before their first day of employment which expressly states that entering into a noncompetition agreement is a condition of employment, or is a current employee who entered into this Agreement as part of a bona fide job advancement, and (ii) is either (A) exempt from overtime pay as a professional, administrative or executive employee, and earns at termination the threshold compensation required by Oregon Revised Statute 653.295(1)(e); or (B) provided (at the Company’s sole and absolute discretion) compensation during the post-employment restriction period in which Associate is restricted from working at or above the level designated by Oregon Revised Statute 653.295(7).

3.13.    Massachusetts Associates. To the extent Associate works for the Company in the Commonwealth of Massachusetts (or last worked for the Company in the Commonwealth of Massachusetts, if Associate is no longer employed by the Company) at the relevant time of enforcement, (a) Associate agrees that the post-employment restrictions set forth in Section 3.4 of this Agreement only apply if Associate is provided (at the Company’s sole and absolute discretion) compensation during the post-employment restriction period in which Associate is restricted from working at or above the level designated by Mass. Gen. Laws 24L(b)(vii), (b) the Company hereby advises Associate to consult with an attorney before entering into this Agreement, (c) the parties agree that the forum and venue for any legal action arising from this Agreement shall be in Suffolk County, Massachusetts, notwithstanding any other provision herein, (d) if Associate is entering into this Agreement in connection with commencement of employment with the Company, Associate acknowledges and represents that the Company has provided Associate a copy of this Agreement by the earlier of Associate’s formal offer of employment or ten (10) business days before the commencement of Associate’s employment, (e) if Associate is entering into this Agreement after commencement of employment with the Company, Associate acknowledges they have ten (10) business days to review the Agreement, and that Associate may sign the Agreement prior to the expiration of those ten (10) business days, and in so doing, Associate represents that they do so voluntarily, and (f) the post-employment restrictions set forth in Section 3.4 of this Agreement only apply for 12 months after Associate’s employment with the Company ends, unless Associate has breached Associate’s fiduciary duty to Company or has unlawfully taken, physically or electronically, property belonging to Company, in which case the post-employment restrictions set forth in Section 3.4 of this Agreement shall apply for 2 years after Associate’s employment with Company ends.

3.14.    Maine Associates. To the extent Associate works for the Company in the State of Maine (or last worked for the Company in the State of Maine, if Associate is no longer employed by the Company) at the relevant time of enforcement, (a) the post-employment restrictions set forth in Section 3.4 of this Agreement shall not apply unless Associate earns wages from the Company above 400% of the federal poverty level during Associate’s employment, (b) the post-employment restrictions set forth in Section 3.4 of this Agreement do not take effect until the later of (i) one year of Associate’s employment with the Company or (ii) six (6) months after the date Associate signs the Agreement, and (c) Associate has at least three (3) business days to consider this Agreement before Associate is required to sign the Agreement, and Associate acknowledges that they may sign the Agreement prior to the expiration of those three (3) business days, and in so doing, Associate represents that they do so voluntarily.

3.15.    Nevada Associates. To the extent Associate works for the Company in the State of Nevada (or last worked for the Company in the State of Nevada, if Associate is no longer employed by the Company) at the relevant time of enforcement, (a) the post-employment restrictions set forth in Section 3.4 of this Agreement do not apply if Associate is paid by the Company solely on an hourly wage basis, exclusive of any tips or gratuities; and (b) Associate’s post-employment restrictions in Sections 3.3 and 3.4 of this Agreement do not prevent Associate from providing services to a former customer or client if all of the following conditions are met: (i) Associate did not solicit the former customer or client; (ii) the customer or client voluntarily chose to leave the Company and seek services from the Associate; and (iii) Associate is otherwise complying with the limitations in the covenants in Sections 3.3 and 3.4 of this Agreement as to time, geographical area and scope of activity to be restrained, other than any limitation on providing services to a former customer or client who seeks the services of Associate without any contact instigated by Associate.

3.16.    Virginia Associates. To the extent Associate works for the Company in the Commonwealth of Virginia (or last worked for the Company in the Commonwealth of Virginia, if Associate is no longer employed by the Company) at the relevant time of enforcement, the post-employment restrictions set forth in Sections 3.2, 3.3, and 3.4 of this Agreement do not apply if Associate is a “low-wage employee” as defined by Virginia Code 40.1-28.7:8(A).

3.17    Colorado Associates. To the extent Associate works for the Company in the State of Colorado (or last worked for the Company in the State of Colorado, if Associate is no longer employed by the Company) at the relevant time of enforcement, (a) Section 3.3 only applies if Associate earns at least 60% of the threshold amount for
“highly compensated workers” as defined in Colorado H.B. 22-1317, and then only to the extent reasonably necessary to protect the Company’s legitimate interest in protecting trade secrets; (b) Section 3.4 only applies if Associate earns at least 100% of the threshold amount for “highly compensated workers” as defined in Colorado H.B.

22-1317, and then only to the extent reasonably necessary to protect the Company’s legitimate interest in protecting trade secrets; (c) Associate has at least fourteen (14) days to consider this Agreement before Associate is required to sign the Agreement, and Associate acknowledges that they may sign the Agreement prior to the expiration of those fourteen (14) days, and in so doing, Associate represents that they do so voluntarily; and (d) Sections 5(e), 5(f), and 5(g) do not apply to the enforcement of Sections 3.3 or 3.4 of this Agreement.

3.18    Utah Associates. To the extent Associate works for the Company in the State of Utah (or last worked for the Company in the State of Utah, if Associate is no longer employed by the Company) at the relevant time of enforcement, the post-employment restrictions set forth in Section 3.4 of this Agreement only apply for 12 months after Associate’s employment with the Company ends.

SECTION 4. Special Remedies. If Associate breaches or threatens to breach any of the restrictions or related obligations in this Agreement, Company may recover: (i) an order of specific performance or declaratory relief; (ii) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction; (iii) damages; (iv) attorney's fees and costs incurred in obtaining relief; and (v) any other legal or equitable relief or remedy allowed by law. The parties agree that One Thousand Dollars ($1,000.00) shall be a reasonable amount of the bond to be posted if an injunction is sought by Company to enforce this Agreement and a bond is required.

SECTION 5. Severability, Waiver, Modification, Assignment, Governing Law. (a) It is the intention of the parties that if any provision of the Agreement is determined by a court of competent jurisdiction to be void, illegal or unenforceable, in whole or in part, notwithstanding the power to modify this Agreement under Section 3.6(d), all other provisions will remain in full force and effect, as if the void, illegal, or unenforceable provision is not part of the Agreement. (b) If either party waives his, her, or its right to pursue a claim for the other’s breach of any provision of the Agreement, the waiver will not extinguish that party’s right to pursue a claim for a subsequent breach. (c) Except where otherwise expressly indicated, the Agreement contains the parties’ entire agreement concerning the matters covered in it. The Agreement may not be waived, modified, altered or amended except by written agreement of all parties or by court order. (d) The Agreement will automatically inure to the benefit of Company’s successors, assigns, and merged entities, as well as Company’s affiliates, subsidiaries, and parent(s), each of which are third-party beneficiaries of this Agreement; and, this Agreement may be enforced by any one or more of the foregoing, without need of any further authorization or agreement from Associate. (e) Associate consents to and agrees to the personal jurisdiction of the Courts located in Houston, Texas, over Associate, and waives Associate’s right to object to the contrary, including Associate’s right to plead or claim that any litigation brought in a Houston, Texas court has been brought in an inconvenient forum.(f) The laws of the Texas will govern the Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties, regardless of any conflicts of law principles that may be to the contrary. (g) The exclusive forum and venue for any legal action arising from this Agreement that can be pursued in a court of law will be a court of competent jurisdiction in Houston, Texas, and Associate consents to the personal jurisdiction of such a court over Associate; provided, however, that if despite Associate’s express consent herein it is found that no court in Houston, Texas, has personal jurisdiction over Associate, venue will be proper in the state or province where Associate last regularly worked for Company.

SECTION 6. Jury Trial Waiver. The parties hereby waive their right to jury trial on any legal dispute arising from or relating to this Agreement.

SECTION 7. Resolution for Incumbent Employee. This section applies only if Associate is already a current employee of Company at the time this Agreement is made.

    7.1. Settlement Purpose. Associate has received Confidential Information, specialized training and/or business goodwill with customers through paid employment with Company with the understanding that this was for the benefit of Company. Due to the position of trust and confidence held by Associate some post-employment activities would by their nature deprive Company of the benefit of its Confidential Information and other investments in Associate and cause irreparable harm which justifies post-employment restrictions. However, the nature and scope of the post-employment restrictions that are reasonable and necessary to balance the parties’ interests is an unresolved matter between the parties. Accordingly, an important purpose of this Agreement is to fully settle and resolve such uncertainties and provide a set of predictable boundaries upon which the parties may rely to avoid future disputes. Thus, this Agreement will be enforced subject to public policies favoring settlement or resolution agreements.

Nothing in this Agreement will be construed to create a contract of employment for a definite period of time. If Associate is working in the United States, nothing in this Agreement will be construed to prohibit either party from having the freedom to end the employment relationship at-will, with or without cause.

AGREED to and effective as of the date of Associate’s electronic acknowledgment.

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